THIS REINSURANCE AGREEMENT

is made between

JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

a New York Corporation

(hereinafter referred to as “the Company”)

and

of             ,

(hereinafter referred to as “the Reinsurer”)

Effective Date of Agreement:

This Agreement may be referred to as Agreement No:

TABLE OF CONTENTS

ARTICLE I	1

BUSINESS REINSURED	1
Policies, Benefits, and Riders under Plans listed in Exhibit A-I	1
Policies, Benefits, and Riders under Existing Life Insurance Policies of the Company	1
Currency	1
Underwriting Forms, Evidence and Issue Rules	1

ARTICLE II	2

REQUIREMENTS FOR REINSURANCE COVERAGE	2
Automatic Coverage	2
Facultative Coverage	2

ARTICLE III	3

REINSURANCE CESSIONS	3
Automatic Cessions	3
Facultative Cessions	3
Data Notification	3

ARTICLE IV	4

STATEMENT OF ACCOUNT	4
Premium and Claims Accounting	4
Non-Payment of Premiums	4
Unearned Premium	5

ARTICLE V	6

CHANGES TO BUSINESS REINSURED	6
Conversions	6
Conversions with Increases	6
Policy Changes	6
Plan Changes	6
Increase in Amount and Re-underwriting	7
Reductions	7
Special Changes	7
Lapses	7
Reinstatements	8

ARTICLE VI	9

RETENTION LIMIT CHANGES	9
Recapture	9

ARTICLE VII	11

LIABILITY	11
Automatic Reinsurance	11
Facultative Reinsurance	11
Duration	11
Temporary Insurance Agreement or Interim Receipt	11

ARTICLE VIII	12

CLAIMS	12
Claims Decision	12
Initial Notice of Claim	12
Claim Proofs	12
Ceded Claim Settlements	13
Contested Claims	13
Ceded Benefits Payable	13
Misstatement of Age or Sex	13
Expenses	14
Extra Contractual Damages	14

ARTICLE IX	15

DISPUTE RESOLUTION	15
Oversights	15
Arbitration	15

ARTICLE X	17

FINANCIAL IMPAIRMENT AND INSOLVENCY	17
Financial Impairment of the Reinsurer	17
Insolvency	17

ARTICLE XI	19

TAXES & EXPENSES	19
DAC Tax	19
The Reinsurer’s Taxes and Expenses	19

ARTICLE XII	20

GENERAL PROVISIONS	20
Alterations to Agreement	20
Parties to Agreement	20
Assignment	20
Entire Agreement	20
Good Faith	20
Offset	21
Duration of Agreement	21
Severability	21
Benefit	21
Confidentiality	21
Construction	21
Lead Pool Reinsurer	21

EXHIBIT A-I	23

PLANS, RIDERS, AND BENEFITS REINSURED	23

EXHIBIT A-II	24

THE COMPANY’S UNDERWRITING FORMS,	24
EVIDENCE, AND ISSUE RULES	24

TEMPORARY INSURANCE AGREEMENT	24

EXHIBIT A-III	25

POOL PARTICIPANTS	25

EXHIBIT B	26

GENERAL PROVISIONS	26
SINGLE LIFE	30
INSTRUCTIONS FOR ADMINISTRATION -YRT PREMIUM RATES	30

EXHIBIT B-II	32

SURVIVORSHIP LIFE	32
INSTRUCTIONS FOR ADMINISTRATION -YRT PREMIUM RATES	32

EXHIBIT C	34

RETENTION LIMITS	34

EXHIBIT D	35

AUTOMATIC LIMITS	35

EXHIBIT E	38

REINSURANCE REPORTS	38

EXHIBIT F	40

DAC TAX ELECTION	40

EXHIBIT G	41

LEAD REINSURER	41

EXHIBIT H	42

ROUTINE UNDERWRITING REQUIREMENTS	42

EXHIBIT I	43

UNDERWRITING CRETERIA	43

ARTICLE I

Business Reinsured

Reinsurance under this Agreement shall be on an automatic and facultative basis.

Policies, Benefits, and Riders under Plans listed in Exhibit A-I

The Company will cede to the Reinsurer a portion of the Life Insurance Policies, Benefits, and Riders for the plans as listed in Exhibit A-I. These policies are reinsured under the General Provisions and Premium Rates set out in subsections of Exhibit B, and are also subject to terms and conditions described elsewhere in this Agreement.

Policies, Benefits, and Riders under Existing Life Insurance Policies of the Company

The Company will also cede to the Reinsurer a portion of any fully underwritten increase, after the Effective Date of this Agreement, in the amount at risk under life insurance policies, benefits and riders issued by the Company under plans of the Company existing at the Effective Date of this Agreement and which plans are not listed in Exhibit A-I.

This Agreement is applicable only to reinsurance of policies directly written by the Company. Any policies acquired by the Company through merger of another company, reinsurance, or purchase of another company’s policies, are not included under the terms of this Agreement. However, reinsurance of such policies may be arranged by written agreement between the Company and the Reinsurer.

Currency

All cessions under this Agreement shall be affected in the currency specified in Exhibit B. Reinsurance premiums and liabilities shall be expressed and payable in that currency.

Underwriting Forms, Evidence and Issue Rules

The Company shall provide full disclosure of all material facts regarding the policies and benefits covered by this Agreement.

The Company’s Underwriting Forms and Evidence, which are available to the Reinsurer, are listed in Exhibit A-II.

ARTICLE II

Requirements for Reinsurance Coverage

Automatic Coverage

The Company shall cede to the Reinsurer a portion of the life insurance policies, supplementary benefits and riders listed in Exhibit A-I. The Reinsurer shall automatically accept its share of these policies, supplementary benefits and riders as described in the exhibits of this Agreement, provided that:

(a)	The Company keeps its full retention in accordance with the limits as set out in Exhibit C, or otherwise holds its full retention on a life under previously issued in-force policies; and

(b)	The Company applies its normal underwriting practices which are in use as at the effective date of this Agreement; and

(c)	The total amount in-force and pending formal applications with all companies, without deducting the amounts to be replaced, does not exceed the Jumbo Limit outlined in Exhibit D; and

(d)

The amount to be reinsured under this Agreement, in addition to the amount already reinsured from all of John Hancock’s affiliate companies, on that life, does not exceed the Automatic Acceptance Limits specified in Exhibit D; and

(e)

The application is on a life, which has not been submitted on a facultative basis to the Reinsurer or any other reinsurer within the last three years, unless the reason for submitting the case on a facultative basis no longer applies.

Facultative Coverage

If the Company receives an application that meets any of the criteria below, the reinsurance shall be considered on a facultative basis:

(a)	The amount reinsured, in addition to the amount already reinsured on that life, exceeds the Automatic Acceptance Limits and the Jumbo Limits, outlined in Exhibit D; or

(b)

When the application is on a life for which the Company intends to retain less than its regular quota share, and the company does not hold its full retention on the life under previously issued in-force policies; or

(c)

The application is on a life for which, an application had been submitted by the Company on a facultative basis, to the Reinsurer or any other reinsurer within the last      years (unless the reason for submitting the case on a facultative basis no longer applies.)

The relevant terms and conditions of this Agreement shall apply to those facultative applications that are accepted by the Reinsurer.

ARTICLE III

Reinsurance Cessions

Automatic Cessions

For all automatic cessions the Company shall advise the Reinsurer in the manner described in Exhibit E.

The Company agrees to send copies of the application, underwriting papers and other papers for an automatic cession on any life upon the request from the Reinsurer.

Facultative Cessions

The Company may apply for reinsurance by sending to the Reinsurer copies of all pertinent papers, including the original application, medical examination, inspection reports, physician’s statements, urinalyses, and all other information that the Company may have relating to the insurability of the risk.

After consideration of the pertinent papers, the Reinsurer shall promptly inform the Company of its underwriting decision. If the underwriting decision is acceptable to the Company and the Company’s policy is subsequently placed in force in accordance with the Company’s placement rules, the Company shall advise the Reinsurer in the manner described in Exhibit E.

If any application to the Reinsurer is not to be placed with the Reinsurer, the Company shall advise the Reinsurer so that the Reinsurer can complete its records.

For all cessions reinsured hereunder, the Company shall advise the Reinsurer as outlined in Exhibit E.

Data Notification

The Company shall self-administer all business reinsured under this Agreement using the TAI System.

The Company shall provide the Reinsurer with the reports as set out in Exhibit E. The Company, upon request, will provide the Reinsurer with any other information related to the business reinsured under this Agreement and which the Reinsurer requires in order to complete its financial statements.

ARTICLE IV

Statement of Account

Premium and Claims Accounting

The premiums to be paid to the Reinsurer by the Company for reinsurance shall be in accordance with the terms set out in Exhibits B, B-I and B-II.

During each accounting period, the Company undertakes to send to the Reinsurer Billing Statements as set out in Exhibit E, showing all first year and renewal premiums for the next accounting period. Also included will be any adjustments made necessary by changes or corrections to reinsurance previously reported.

For all claims paid by the Company within the accounting period, the Company will submit to the Reinsurer a Statement of Reinsured Claims Collected, as referenced in Exhibit E. This is an itemized listing of benefits including the ceded death benefit, plus the Reinsurer’s proportionate share of the interest and expenses paid by the Company, that have been netted off the Reinsurer’s monthly Billing Statement(s).

The balance of account due shall then become payable. If the statement balance so calculated is due to the Reinsurer, the Company shall forward payment in settlement together with the statements. If the balance is due to the Company, the Reinsurer shall forward payment in settlement within              (        ) days of receipt of the statements.

For balances remaining unpaid longer than              (        ) days after the Reinsurer’s receipt of request for payment, the Company reserves the right to charge interest on the outstanding balance. The outstanding balance will incur interest calculated from the date that the payment was due using the “3 month” U.S. Treasury Bill rate reported for the last working date of the calendar month in the Wall Street Journal or a comparable publication, plus     %.

If for any reason other than Contractual surrenders the Company returns premiums to the policyholder, the Reinsurer will return its proportional share of the premiums it has received from the Company in respect of any policy for which premiums have been returned.

The Company also reserves the right to net any balances that remain unpaid for more than              (        ) days after the receipt of request for payment from the next reinsurance billing statement.

Non-Payment of Premiums

The Reinsurer may terminate its liability for any reinsurance for which the reinsurance premiums have not been paid within              (        ) days after billing, by giving              (        ) days written notice by registered mail of such action to the Company.

The Reinsurer reserves the right to charge interest on any balances remaining unpaid within              (        ) days of the due date and/or when premiums for new business are not paid within              (        ) days of the issue date of the policy. Interest incurred will be calculated using the “3-month” US Treasury Bill rate reported for the last working date of the calendar month in the Wall Street Journal or a comparable publication plus     %.

ARTICLE IV (cont’d)

The Reinsurer’s right to terminate reinsurance for non-payment of premium shall not prejudice its right to collect premiums for the period the reinsurance was in force.

During the period premiums are outstanding, the Reinsurer may offset the amount of any premiums in arrears against amounts owed to the Company.

The Company shall not force termination under the provisions of this paragraph solely to avoid the recapture requirements or to transfer to another reinsurer the block of business reinsured under this Agreement.

Unearned Premium

The Company shall take credit, without interest, for any unearned premiums, net of commissions or allowances, arising due to reductions, terminations, lapses, cancellations or death claims, in its account.

ARTICLE V

Changes to Business Reinsured

Conversions

In the event of the conversion of a policy reinsured under this Agreement the policy arising from the conversion shall be reinsured with the Reinsurer. Premium rates outlined in Exhibit B-I and B-II shall be applied to the converted policy on a point-in-scale basis. A policy insured with the Company may convert to a policy with any of the Company’s affiliate companies.

Conversions with Increases

(a) Automatic Cessions

If the amount of the policy arising from the conversion is increased at the time of the conversion, the Reinsurer’s share shall be increased proportionately, effective on the date of the conversion. The increased amount of the policy shall be subject to full underwriting by the Company, and the total amount reinsured shall not exceed the Automatic Limits as outlined in Exhibit D.

(b) Facultative Cession

Any increase in amount shall be subject to the Reinsurer’s approval.

Premium rates shall be applied to the converted policy on a point-in-scale basis.

Policy Changes

Changes to policies reinsured under this Agreement shall be made in accordance with the provisions set out below.

If the change affects the plan, the amount of reinsurance, premiums, or commissions under the cession, the Company shall inform the Reinsurer in the subsequent Reinsurance Report as set out in Exhibit E.

Plan Changes

Automatic Cessions:

a)	Whenever the plan of insurance on any policy reinsured hereunder is being changed, including internal replacements, and the Company is not obtaining evidence in accordance with the Company’s new business underwriting rules, or as agreed otherwise by the Company and the Reinsurer, the reinsurance shall remain in effect with the Reinsurer on the following basis:

(i)	The reinsurance rates and the durations shall be based on those applicable to the original cession; and

(ii)	The reinsurance amount at risk shall be determined according to the terms of this Agreement but in no event shall be more than the original cession at the time of the change in plan.

(iii)	The suicide and contestability period of the policy will be measured from the issue date of the original cession

Internal replacements, as described above, may occur between the Company and any of its affiliate companies.

b)

Whenever the plan of insurance on any policy reinsured hereunder is being changed, including internal replacements, and underwriting in accordance with the Company’s new business underwriting rules is required, the policy will be considered new business and will be reinsured under the then current pool open to new business, using first year rates based on attained age. The suicide and contestability period of such a policy will be measured from the current issue date, except in jurisdictions that require otherwise.

ARTICLE V (cont’d)

Facultative Cessions:

Any changes shall be subject to the Reinsurer’s approval only if the Company is obtaining evidence in accordance with the Company’s new business underwriting rules. The Company and the Reinsurer shall agree to the applicable reinsurance terms.

These practices will apply unless mutually agreed otherwise by the Company and the Reinsurer and described in the Exhibits.

Increase in Amount and Re-underwriting

(i)	Automatic Cessions:

Any re-underwriting, (including any change in mortality rating), or non-contractual increase in amount at risk for any cession shall be subject to the Company’s new business underwriting rules or as agreed otherwise by the Company and the Reinsurer. The amount of the increase shall be subject to the terms set out in Exhibits B, C and D.

If the amount of the policy shall increase above the Jumbo Limit (Exhibit D), or if the amount to be reinsured exceeds the Automatic Coverage Limits (Exhibit D), the increase shall be subject to requirements for facultative reinsurance under this Agreement.

(ii)	Facultative Cessions:

Any re-underwriting or non-contractual increase, including any change in mortality rating shall be subject to the Reinsurer’s approval.

Reductions

If the amount of insurance of a policy issued by the Company is reduced then the amount of reinsurance on that policy shall be reduced in the same proportion that the original reinsurance amount bore to the original total face amount. The reduction shall be effective on the same date as the reduction under the original policy.

If the reinsurance for a policy has been placed with more than one reinsurer, the reduction shall be applied to all reinsurers in proportion to the amounts originally reinsured with each reinsurer.

If the insured has multiple policies, some which are reinsured and a fully retained policy lapses or reduces, the Company will not make any changes to the reinsured policies.

Special Changes

If any special or unusual change, which is not covered above and which may affect the terms of the cession in question, is requested, the Reinsurer’s approval shall be obtained before such a change becomes effective.

Lapses

When a reinsured policy is terminated due to a lapse, the cession in question shall be cancelled effective the same date. If the Company allows extended or reduced paid-up insurance following a lapse, the reinsurance will be appropriately amended. If the Company allows the policy to remain in force under its automatic premium loan regulations, the reinsurance shall continue unchanged and in force as long as such regulations remain in effect, except as provided for otherwise in this Agreement. If the policy continues in force without payment during any days of grace pending its termination, whether such continuance is as a result of a policy provision or a practice of the Company, the reinsurance will also continue without payment of premium and will terminate on the same date as the Company’s risk terminates.

ARTICLE V (cont’d)

Reinstatements

If a policy reinsured on an automatic basis is reinstated in accordance with the terms and normal Company rules and practices, the Reinsurer shall automatically reinstate the reinsurance.

If the Company collects premiums in arrears from the policyholder of a reinstated policy, it agrees to pay the Reinsurer all corresponding reinsurance premiums in arrears in connection with the reinstatement.

The Reinsurer’s approval is required only for the reinstatement of a facultative policy when the Company’s regular reinstatement rules indicate that more evidence than a Statement of Good Health is required.

Minimum Final Cession

Reinsurance under this Agreement shall be cancelled whenever the net amount at risk becomes less than the Minimum Final Cession amount set out in Exhibit B.

ARTICLE VI

Retention Limit Changes

The reinsurance under this Agreement shall be maintained in force without reduction except as specifically provided for elsewhere in this Agreement.

The Company may change its retention limits for the purposes of this Agreement on new business being issued at any time by giving prior written notice to the Reinsurer of the new retention limits and the effective date of the new retention schedule.

The Company’s retention limits for the purposes of this Agreement are set out in Exhibit C.

Recapture

If the Company increases its Corporate Retention Limits, as stated in Exhibit C, it shall give the Reinsurer written notice if it intends to recapture within          days of the effective date of the increase in its retention limits. The Company may apply the new retention limits to existing reinsurance and reduce reinsurance in force in accordance with the following rules.

The Company may also recapture business without an increase in its retention limits in accordance with the following rules.

(a)	The policy has satisfied the minimum in force period requirements outlined in Exhibit B.

(b)

A reduction may be made only if the Company retained its full retention as stated in Exhibit C, under Individual Corporate Retention Limits and Survivorship Corporate Retention Limits for the plan, age and mortality rating at the time the policy was issued.

(c)

Such reductions shall be made on the next policy anniversary of each cession affected from the effective date agreed to; or, reductions shall be made according to a “one-time” effective date of recapture that has been mutually agreed to by both parties to this Agreement.

(d)	For a conversion policy, the recapture terms of the original policy will apply and the duration for the recapture period will be measured from the effective date of the original policy.

(e)

Any class of fully reinsured business or any classes of risks for which the Company established special retention limits less than the Company’s full quota share or absolute retention limits for the plan, age and mortality rating at the time the policy was issued are not eligible for reduction.

(f)

If recapture is due to an increase in the Company’s retention limits, a reduction may be made only if the Company has applied its increase in retention in a consistent manner to all categories of its normal retention limits as stated in Exhibit C.

(g)

If recapture is due to an increase in the Company’s retention limits, in applying its new retention limits to existing reinsurance, the rating at the time of issue and the issue age of the existing reinsurance shall be used to determine the amount of the Company’s new retention.

(h)

Recapture as provided herein shall be optional with the Company, but if any reinsurance is recaptured, all reinsurance eligible for recapture under the provisions of this Article must be recaptured. If there is reinsurance in other companies on risks eligible for recapture, the necessary reduction is to be applied pro rata to the total outstanding reinsurance.

(i)	The amount of reinsurance eligible for recapture is based on the reinsurance net amount at risk as of the date of recapture.

ARTICLE VI (cont’d)

(j)

The Reinsurer shall not be liable, after the effective date of recapture, for any cessions or portions of such cessions eligible for recapture, which the Company has overlooked. The Reinsurer shall be liable only for a credit of the premiums received after the recapture date, less any commission or allowance and without interest.

(k)	The terms and conditions for the Company to recapture in force business due to financial impairment or insolvency of the Reinsurer are set out in Article X of this Agreement.

(l)

If the Company transfers business, which is reinsured under this Agreement, to a successor company pursuant to Article XII, Assignment, then the successor company has the option to recapture the reinsurance, in accordance with the recapture criteria outlined in this section, only if the successor company has a higher retention limit than the Company.

ARTICLE VII

Liability

Automatic Reinsurance

The Reinsurer’s liability for any policy ceded on an automatic basis under this Agreement shall begin simultaneously with the Company’s contractual liability for the policy reinsured.

Facultative Reinsurance

If a policy is submitted on a facultative basis, the liability of the Reinsurer shall commence when the Company accepts the Reinsurer’s unconditional facultative offer and notifies the Reinsurer of its acceptance, in accordance with the terms of this Agreement, and the policy is issued.

Duration

The liability of the Reinsurer for all cessions under this Agreement shall cease at the same time as the liability of the Company ceases and shall not exceed the Company’s contractual liability under the terms of its policies.

Notwithstanding the foregoing, the Reinsurer may terminate its liability for any policies for which premium payments are in arrears, according to the terms set out in Article IV of this Agreement.

It is understood that the Reinsurer’s liability for a claim shall be based on the reinsured net amount at risk as of the date the claim is incurred.

Temporary Insurance Agreement or Interim Receipt

Reinsurance coverage under a Temporary Insurance Agreement or Interim Receipt is limited to the Reinsurer’s share of amounts within the Temporary Insurance Agreement or Interim Receipt specified in Exhibit A-II.

ARTICLE VIII

Claims

Claims Decision

The Reinsurer agrees that in regard to all claims on policies reinsured under this Agreement:

(a)	The final decision respecting claims payment is at the sole discretion of the Company.

(b)	The Company may approach the Reinsurer for an opinion, but the Reinsurer is not responsible to the Company for a claim decision.

(c)	The Company’s contractual liability for claims, as described in this Article, is binding on the Reinsurer.

Initial Notice of Claim

For all claims, the Company will send an Initial Notice of Death and a Statement of Claims Pending report to the Reinsurer, which will be included with the Company’s monthly claims and premium billing statement, as referenced in Exhibit E.

The Initial Notice of Death and the Statement of Claims Pending reports include: the insured’s name, date of birth, the death benefit amount, the retained amount, ceded death benefit, policy number, plan code, treaty code, date of death, and policy issue date.

For Joint Life Last Survivor business, the Company, upon notification, shall inform the Reinsurer of the first death by providing the Reinsurer with the policy number, name, date of death, and cause of death of the insured.

Claim Proofs

Note: In the following section, “death benefit” refers to the amount payable by the Company not including any interest or expenses related to that claim.

Procedures for the handling of reinsured claims are as follows:

(i)

For all non-contestable claims where the policy death benefit is less than or equal to $                    , the Company will report these claims on a “bulk” basis (where no proofs will be provided to the Reinsurer – except upon specific request by the Reinsurer).

(ii)

For all non-contestable claims where the policy death benefit is $                     or greater, once the Company has approved and paid the claim, the Company will send to the Reinsurer copies of the claimant’s statement, the insured’s death certificate and proof of payment.

(iii)

For claims within the contestable period, where the policy death benefit is less than or equal to $                    , once the Company has approved and paid the claim, the Company will send to the reinsurer copies of insured’s death certificate, claimant’s statement, and proof of payment. (The Company will provide additional papers to the Reinsurer upon request.)

(iv)

For claims within the contestable period, where the policy death benefit is equal to or exceeds $                    , the Company will send to the Reinsurer copies of the insured’s death certificate, claimant’s statement, and claims investigation papers. If the reinsurance is on an automatic basis, the Company will also provide copies of the underwriting papers.

If the Reinsurer wishes to comment on or consult with the Company regarding a claim, it shall inform the Company within              (    ) business days upon receipt of the above information. The Company will forward a copy of proof of payment, once the claim has been paid.

ARTICLE VIII (cont’d)

Ceded Claim Settlements

Payment of death claims by the Reinsurer shall be in one lump sum regardless of the mode of settlement under the Company’s policy.

The Reinsurer will reimburse the Company for any claims payable under this Agreement as described in Article IV.

Contested Claims

The Company will notify the Reinsurer of its intention to contest, compromise, or litigate a claim involving a reinsured policy, or to rescind coverage by the Company under a reinsured policy. The Company shall then submit to the Reinsurer for review, copies of all papers connected with the claim.

In the event that the Reinsurer does not wish to contest, compromise, or litigate the claim, it shall notify the Company within              (    ) business days after receipt of all the necessary papers. The Reinsurer shall then discharge all of its liability by paying the Company its full share of the reinsured liability to the Company and will not share in any subsequent reduction in liability.

If the Reinsurer agrees with the decision to contest the claim, the Reinsurer will share in any subsequent reduction in the Company’s liability. The Reinsurer will share in such reduction in the proportion that the Reinsurer’s net liability bears to the sum of the net liability before reduction of the Company and all reinsurers on the insured’s date of death.

Ceded Benefits Payable

The reinsurance benefit will be limited to the Reinsurer’s share of the Company’s contractual liability for the claim. For the purposes of this Article, contractual liability shall mean the benefits payable by the Company under the terms and conditions of the reinsured policy.

The total reinsurance benefit recovered by the Company from all reinsurers on a policy must not exceed the Company’s total contractual liability on the policy, less the Company’s kept retention on the policy.

Misstatement of Age or Sex

If the amount of insurance provided by the policies reinsured hereunder is increased or reduced because of a misstatement of age or sex established after the death of a life insured, the Reinsurer shall share in the increase or reduction in the proportion that the net liability of the Reinsurer bears to the total of the net liability of the Company and the net liability of all reinsurers, including the Reinsurer, immediately prior to such increase or reduction.

The reinsurance with the Reinsurer shall be rewritten from commencement on the basis of the adjusted amounts using premiums and reserves at the correct age or sex. The adjustment for the difference in premiums shall be made without interest.

ARTICLE VIII (cont’d)

Expenses

The Reinsurer shall pay its share of the expenses that are connected to the Company’s investigation of any claim incurred on policies reinsured under this Agreement. Subject to the Extra Contractual Damages section of this Article, claims investigation expenses do not include expenses incurred by the Company as a result of a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits. The Reinsurer will not reimburse the Ceding Company for routine claim and administration expenses.

Expenses which are excluded from this provision are salaries of officers or employees, or other routine office expenses of the Company; also excluded are expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits that the Company admits are payable.

In the event that the Reinsurer agrees with a decision of the Company to contest, compromise, or litigate a claim or to rescind coverage by the Company under a reinsured policy, the Reinsurer agrees to reimburse the Company for any third party expenses, including but not limited to reasonable legal and investigative expenses that the Company may incur in seeking to contest, compromise, litigate a claim under such reinsured policy, or to rescind such reinsured policy. Such reimbursement shall be in the proportion that the Reinsurer’s net liability for such reinsured policy bears to the sum of the net liability of the Company and all reinsurers for such reinsured policy as of the date of death where the Company decides to contest, compromise, or litigate a claim under such reinsured policy, and as of the date of rescission where the Company decides to rescind such reinsured policy. The Reinsurer shall also pay its share of the claim itself, if applicable.

Extra Contractual Damages

In no event shall the Reinsurer participate in punitive, compensatory, or bad faith damages as described below, which are awarded against the Company as a result of an act, omission or course of conduct committed solely by the Company in connection with the insurance reinsured under this Agreement.

The Reinsurer shall, however, pay its share of statutory penalties awarded against the Company in connection with insurance reinsured under this Agreement if the Reinsurer elected to join in the contest of the coverage in question.

The parties recognize that circumstances may arise in which equity would require the Reinsurer, to the extent permitted by law, to share proportionately in certain assessed damages. Such circumstances are difficult to define in advance, but generally would be those situations in which the Reinsurer was an active party and consented to the act, omission or course of conduct of the Company, which directly results in the assessment of punitive and/or compensatory damages. In such situations, the Company and the Reinsurer shall share such damages so assessed, in equitable proportions.

For the purposes of this provision, the following definitions shall apply:

(a)	“Punitive Damages” are those damages awarded as a penalty, the amount of which is not governed, nor fixed, by statute.

(b)	“Statutory Penalties” are those amounts, which are awarded as a penalty, but fixed in amount by statute.

(c)	“Compensatory Damages” are those amounts awarded to compensate for the actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute.

(d)	“Bad Faith Damages” are those damages, which may be compensated by punitive damages and are awarded as a result of bad faith dealings on the part of the Company.

ARTICLE IX

Dispute Resolution

Oversights

It is agreed that any unintentional or accidental failure to comply with the terms of this Agreement which can be shown to be the result of an oversight, misunderstanding or clerical error on the part of either party shall not be deemed to be an abrogation of the Agreement or an invalidation of the reinsurance. Upon discovery, the error shall be promptly corrected by both parties, being restored to the position they would have occupied had the oversight, misunderstanding or clerical error not occurred.

This provision shall apply only to oversights, misunderstandings or clerical errors relating to the administration of reinsurance covered by this Agreement and not to the administration of the insurance provided by the Company to its insured. Any negligent or deliberate acts or omissions by the Company regarding the insurance provided are the responsibility of the Company and its liability insurer, if any, but not that of the Reinsurer.

Arbitration

The Company and the Reinsurer shall attempt in good faith to negotiate a mutually acceptable solution to any controversy, dispute or claim arising out of or relating to this Agreement, or the breach thereof. Where the Company and the Reinsurer fail to reach a mutually acceptable solution, then either the Company or the Reinsurer may request that the controversy, dispute, claim, or breach of agreement be settled by arbitration, and the arbitrators, who shall regard this Agreement from the standpoint of practical business as well as the law, are empowered to determine as to the interpretation of the treaty obligation.

To initiate arbitration, either the Company or the Reinsurer will notify the other in writing of its desire to arbitrate, stating the nature of its dispute and remedy sought. The party to which the notice is sent will respond to the notification in writing within                      (    ) days.

Within                      (    ) days of the date on which the party initiating the arbitration gives notice to the other party that it is initiating such arbitration, the Company and the Reinsurer shall each appoint one arbitrator. The two arbitrators shall select a third arbitrator within                      (    ) weeks of the date on which the last of the two such arbitrators was appointed. Should the two arbitrators not agree on the choice of the third arbitrator, then the Company and the Reinsurer shall each name                      (    ) candidates to serve as arbitrator.

Beginning with the party who did not initiate arbitration, each party shall eliminate one candidate from the eight listed until one candidate remains. If this candidate declines to serve as the arbitrator, the candidate last eliminated will be approached to serve. This process shall be repeated until a candidate has agreed to serve as the third arbitrator.

All three arbitrators must be impartial present or former officers of Life Insurance Companies or Life Reinsurance Companies, excluding however, officers of the two parties to this Agreement, their affiliates or subsidiaries or past employees of any of these entities. The place of meeting of the arbitrators shall be decided by a majority vote of the arbitrators. The written decision of a majority of the arbitrators shall be final and binding on both parties and their respective successors and assigns. All costs of the arbitration and expenses and fees of the arbitrators shall be borne equally by the parties, unless otherwise ordered by the arbitrators.

The arbitrators shall render a decision within                      (    ) months of the appointment of the third arbitrator, unless both parties agree otherwise. In the event no decision is rendered within                      (    ) months, new arbitrators shall be selected as above.

Alternatively, if both parties consent, any controversy may be settled by arbitration in accordance with the rules of the American Arbitration Association.

ARTICLE IX (cont’d)

Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

It is specifically the intent of both parties that these arbitration provisions shall replace and be in lieu of any statutory arbitration provision, if the law so permits.

If more than one reinsurer is involved in arbitration where there are common questions of law or fact and a possibility of conflicting awards or inconsistent results, all such reinsurers may consolidate and act as one party for purposes of arbitration and communications shall be made by the Company to each of the reinsurers constituting the one party; provided, however, that nothing therein shall impair the rights of such reinsurers to assert several, rather than joint defenses or claims, nor be construed as changing the liability of the reinsurers under the terms of this Agreement from several to joint.

ARTICLE X

Financial Impairment and Insolvency

Financial Impairment of the Reinsurer

If the Reinsurer becomes financially impaired (as defined below), the Company may, at its option, recapture all of the reinsurance in force that was ceded to the Reinsurer under this Agreement, by providing the Reinsurer, its rehabilitator, conservator, liquidator or statutory successor with written notice of its intent to recapture the reinsurance in force, regardless of the duration the reinsurance has been in force or the amount retained by the Company on the policies reinsured. The effective date of a recapture would be the date on which written notice is received.

The Reinsurer shall be considered financially impaired when (and shall inform the Company when):

(i)	It is declared insolvent by the regulatory authority in the jurisdiction of the Reinsurer; or

(ii)

Its Total Adjusted Capital drops below              times its Authorized Control Level Risk Based Capital, (where Total Adjusted Capital and Authorized Control Level Risk Based Capital have the definition given by the National Association of Insurance Commissioners {NAIC}) if it is a U.S. domiciled reinsurer.

In the event of the financial impairment of the Reinsurer, the Company may, at its option, cancel this Agreement for new business by promptly providing the Reinsurer, its rehabilitator, conservator, liquidator or statutory successor with written notice of the cancellation effective as of the date such written notice is received

Notwithstanding the foregoing, recapture will not be allowed due to insolvency or financial impairment if the Reinsurer, within                      (    ) days of the advent of insolvency or financial impairment, establishes and maintains credit for reinsurance at         % of the Company’s statutory reserve credit. Upon recapture the Company agrees to pay the Reinsurer a recapture fee equivalent to the present value of profits, if any.

Insolvency

For the purpose of this Agreement, the Company or the Reinsurer shall be deemed “insolvent” when it:

(a)	Applies for or consents to the appointment of a rehabilitator, conservator, liquidator or statutory successor of its properties or assets; or

(b)	Is adjudicated as bankrupt or insolvent; or

(c)

Files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution, liquidation, or similar law or statute; or

(d)	Becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the domicile of the Company, or the Reinsurer, as the case may be.

In the event of the insolvency of the Reinsurer or the Company, any amounts owed by the Company to the Reinsurer and by the Reinsurer to the Company, under the Agreement, shall be set-off and only the balance shall be paid.

The Reinsurer shall be liable only for the amounts reinsured with the Reinsurer and shall not be or become liable for any amounts or reserves to be held by the Company on policies reinsured under this Agreement with the Company.

ARTICLE X (cont’d)

In the event of the insolvency of the Company, the reinsurance obligations under this Agreement shall be payable by the Reinsurer directly to the Company, its liquidator, receiver, rehabilitator, conservator or statutory successor, immediately upon demand, with reasonable provision for verification on the basis of the claims allowed against the insolvent company by any court of competent jurisdiction or by any rehabilitator, receiver, conservator, liquidator or statutory successor having authority to allow such claims without diminution because of the insolvency of the Company, or because the rehabilitator, receiver, conservator, liquidator or statutory successor has failed to pay all or a portion of any claims.

It is understood, however, that in the event of such insolvency, the rehabilitator, conservator, receiver, liquidator or statutory successor of the Company shall give written notice of the pendency of a claim against the Company on the policy reinsured within a reasonable time after such claim is filed in the insolvency proceedings, and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceedings where such claim is to be adjudicated, any defense or defenses which it may deem available to the Company or its liquidator, rehabilitator, receiver, conservator or statutory successor.

It is further understood that the expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Company as part of the expense of conservation or liquidation to the extent of a proportionate share of the benefit, which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are involved in the same claim and a majority in interest elects to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of the reinsurance Agreement as though the Company had incurred such expense.

The Reinsurer will inform the Company should its Total Adjusted Capital drop below              times its Authorized Control Level Risk Based Capital, (where Total Adjusted Capital and Authorized Control Level Risk Based Capital have the definition given by the National Association of Insurance Commissioners {NAIC}), if it is a U.S. domiciled reinsurer; or if it has not satisfied the minimum capital and surplus requirements of its jurisdiction of domicile if it is not a U.S. domiciled reinsurer. The Company will keep this information confidential and not release it without prior agreement of the Reinsurer. Under this situation the Company may recapture business under the same terms as in the immediate preceding paragraph.

The Company shall recapture business (if eligible per this Article) in accordance with the following rules:

(a)	The amount of reinsurance eligible for recapture is based on the reinsurance net amount at risk as of the date of recapture.

(b)

The Reinsurer shall not be liable, after the effective date of recapture, for any cessions or portions of such cessions eligible for recapture, which the Company has overlooked. The Reinsurer shall be liable only for a credit of the premiums received after the recapture date, less any commission or allowance and without interest.

(c)	The Reinsurer shall be liable for its share of any claim incurred up to and including the date of recapture.

ARTICLE XI

Taxes & Expenses

DAC Tax

The Company and the Reinsurer agree to the DAC Tax Election pursuant to Section 1.848-2(g)(8) of the Income Tax Regulation under Section 848 of the Internal Revenue code of 1986, as amended, whereby:

(a)

The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1); and

(b)	Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency.

The term “net consideration” will refer to either net consideration as defined in Regulation Section 1.848-2(f) (or gross amount of premiums and other consideration as defined in Regulation Section 1.848-3(b), as appropriate).

The method and timing of the exchange of this information is set out in Exhibit F.

This DAC Tax Election shall be effective for all years for which this Agreement remains in effect.

The Company and the Reinsurer represent and warrant that they are subject to U.S. taxation under either the provisions of subchapter L of Chapter 1 or the provisions of subpart F of subchapter N of Chapter 1 of the Internal Revenue Code of 1986, as amended.

The Reinsurer’s Taxes and Expenses

Apart from any taxes, allowances, commissions, refunds, and expenses specifically referred to elsewhere in this Agreement, the Reinsurer shall pay no commissions, allowances, taxes, or proportion of any expense to the Company in respect of any cession.

ARTICLE XII

General Provisions

Alterations to Agreement

Any alteration to this Agreement shall be null and void unless attached to the Agreement and signed by both parties.

Parties to Agreement

This is an Agreement solely between the Company and the Reinsurer. The acceptance of reinsurance hereunder shall not create any right or legal relation between the Reinsurer and the insured, beneficiary, or any other party to any policy of the Company, which may be reinsured hereunder.

Assignment

Neither the Company nor the Reinsurer may assign any of the rights and obligations under this Agreement, nor may either party sell, assumption reinsure or transfer the policies without the prior written consent of the other party. Consent will not be withheld if the assignment, sale, assumption reinsurance or transfer does not have a material effect on the risks transferred or the expected economic results to the party requested to consent. This provision shall not prohibit the Reinsurer from reinsuring the policies on an indemnity basis.

Entire Agreement

This Agreement represents the entire agreement between the Company and the Reinsurer and supercedes, with respect to its subject matter, any prior oral or written agreements between the parties. There are no understandings between the parties to this Agreement other than those expressed in the Agreement.

Good Faith

The Company and Reinsurer agree that all matters with respect to this Agreement require utmost good faith of both parties. The Reinsurer and the Company shall have the right, at any reasonable time, to inspect, audit and photocopy, at the other’s offices all records, books and documents relating to the reinsurance under this Agreement, which the Company or the Reinsurer shall make fully available immediately upon demand of the Reinsurer or the Company.

Each party represents and warrants to the other party that:

(i)	It is solvent on a statutory basis in all states in which it does business or is licensed, and

(ii)

(a) Its Total Adjusted Capital is at least equal to              times its Authorized Control Level Risk Based Capital, (where Total Adjusted Capital and Authorized Control Level Risk Based Capital have the definition given by the National Association of Insurance Commissioners {NAIC}) if it is a U.S. domiciled party, or

(b) It has satisfied the minimum capital and surplus requirements of its jurisdiction of domicile if it is not a U.S. domiciled party.

Each party agrees to promptly notify the other if it subsequently becomes insolvent or financially impaired, as described in Article X.

Each party acknowledges that the other party has entered into this Agreement in reliance upon their representations and warranties. The Company affirms that it has and will continue to disclose all matters material to this Agreement and each cession. Examples of such matters are a change in underwriting or issue practices or philosophy, a change in underwriting management personnel, or a change in the Company’s ownership or control.

ARTICLE XII (cont’d)

Offset

The Company and the Reinsurer will have the right to offset any balance or balances whether on account of premiums, allowances or claims due from one party to the other, under this Agreement or under any other reinsurance agreement between the Company and the Reinsurer.

The right of offset will not be affected or diminished because of the insolvency of either party.

Duration of Agreement

This Agreement is effective as of the effective date set out in Exhibit B and is unlimited as to its duration. Either party giving at least                      (    ) days notice to that effect by registered letter to the other party may terminate it for further new reinsurance. During the period of such                      (    ) days the Reinsurer shall continue to accept new reinsurance under the terms of this Agreement. This notification period would be waived in the event the Reinsurer is deemed insolvent as set out in Article X. Further, the Reinsurer remains liable for all cessions existing at the date of the expiration set forth in the notice until their natural expiration, unless the parties mutually decide otherwise or as specified otherwise in this Agreement.

Severability

In the event that any of the provisions of this Agreement contained shall be invalid or unenforceable, such declaration or adjudication shall in no manner affect or impair the validity or the enforceability of the other and remaining provisions of this Agreement and such other and remaining provisions shall remain in full force and effect as though such invalid or unenforceable provisions or clauses had not been included or made a part of this Agreement.

Benefit

Except as otherwise provided, this Agreement shall be binding upon the parties hereto and their respective successors and assigns.

Confidentiality

Both the Company and the Reinsurer will hold confidential and not disclose or make competitive use of any shared proprietary information unless otherwise agreed to in writing, or unless the information otherwise becomes publicly available or the disclosure of which is required for retrocession purposes or has been permitted by law or is duly required by external auditors.

Construction

This Agreement shall be construed and administered in accordance with the laws of the State of Michigan and the rights and obligations of this Agreement shall, at all times, be regulated under the laws of the State of Michigan.

Lead Pool Reinsurer

Details on the Lead Pool Reinsurer are shown under Exhibit G.

Made in duplicate and executed by all parties.

Signed for and on behalf of:

John Hancock Life Insurance Company of New York

a New York Corporate

On:	On:

By:	By:

Title:	Title:

Signed for and on behalf of:

of                     ,

On:	On:

By:	By:

Title:	Title:

EXHIBIT A-I

PLANS, RIDERS, AND BENEFITS REINSURED

As of the Effective Date of this Agreement, the policies issued for Universal Life and Variable Universal Life products are reinsured subject to the terms and conditions in this Agreement.

Riders and supplementary benefits shall be reinsured in accordance with the terms of the underlying policy and with the same type of Reinsurance Coverage (Exhibit B) used for the reinsurance of the base policy to which they are attached - unless stated otherwise.

EXHIBIT A-II

THE COMPANY’S UNDERWRITING FORMS,

EVIDENCE, AND ISSUE RULES

The following information and items are to be provided to the Reinsurer upon request:

1.	Application for Life Insurance Package and Medical Exam Form

2.	Temporary Insurance Agreement

3.	Reinstatement Rules

TEMPORARY INSURANCE AGREEMENT

The Reinsurer’s liability shall not exceed the Reinsurer’s proportionate share of the amount stated in the Company’s Temporary Insurance Agreement (TIA). However, it is understood that the Reinsurer agrees to accept it’s proportionate share of the Company’s portion under the TIA, if the Company has no available retention.

The Company’s maximum TIA liability is $                     for single life policies and $                     for survivorship policies.

Locked in Insurability:

Once a TIA is completed and provided all the conditions are met, changes in insurability that post-date the TIA, while it is in effect, will be ignored for the lesser of the face amount or $                     individual, $                     survivorship.

EXHIBIT A-III

POOL PARTICIPANTS

REINSURER	AUTOMATIC SHARES

EXHIBIT B

GENERAL PROVISIONS

1.	EFFECTIVE DATE OF AGREEMENT:

2.

BACKDATING: Under limited circumstances, the Company may backdate a Policy, under request, by assigning a Policy Date earlier than the date the application is signed. However, in no event will a Policy be backdated earlier than the earliest date allowed by state law, which is generally three months to one year prior to the date of application for the Policy. Premiums will be paid for the period the Policy Date is backdated.

3.

RESIDENCY REQUIREMENTS: The individual risk must be a U.S. resident at the time of application. An insured that resides for more than                      (    ) months per year in the United States, Puerto Rico, Guam and the U.S. Virgin Islands will be considered a U.S. resident.

Insureds traveling abroad for up to                      (    ) years, who, prior to the travel, are U.S. residents and who will be returning to U.S. resident status within the                      (    )-year period, shall be covered under this Agreement provided that the travel is to countries outlined in Exhibit D. The Company will obtain consensus with the Reinsurer prior to making any changes to the country list and will provide the Reinsurer with the updated listing.

Residents of countries listed in the Company’s country list shall be covered under this Agreement.

4.	CURRENCY: United States Dollars

5.	REINSURANCE COVERAGE: Reinsurance coverage will vary by type of plan and issue age of the insured as follows:

i.	Survivorship Plan: All Issue Age Combinations

Single Life Plans: Issue Ages         -

For policies, which qualify for Automatic Reinsurance Coverage, the Company will retain         % (             percent) of the policy, and will reinsure         % (             percent) of the policy, on a first dollar quota share basis, with the Reinsurer, up to the Reinsurer’s Automatic Acceptance Limits specified in Exhibit D. However, the Company’s retained percentage may be reduced to a minimum of 0% (zero percent), so that the Company does not exceed its Corporate Retention Limit, as specified in Exhibit C, for the life insured, and correspondingly, the Reinsurer ceded percentage may be increased to a maximum of         % (             percent), up to the Reinsurer’s Automatic Acceptance Limits.

ii.	Single Life Plans: Issue Ages -

For policies which qualify for Automatic Reinsurance Coverage, the Company will retain the first $                     of Face amount, subject to its Corporate Retention Limit specified in Exhibit C, and will reinsure the excess portion of the policy (if any) to the pool. The Reinsurer’s share of the pool is         % up to the Reinsurer’s Automatic Acceptance Limits specified in Exhibit D.

As such, the Company’s retained percentage will be determined as the ratio of (a) an excess threshold of $                     over (b) the Face Amount of the policy at issue. However, the excess threshold may be reduced to a minimum of $0, so that the Company does not exceed its Corporate Retention Limit. The Company’s retained percentage will be determined at issue, and will remain unchanged over the life of the policy, and will not exceed 100%.

For policies with increasing death benefits, the same methodology will be applied to determine the Company’s retained percentage, except that the calculation will be based on Ultimate Death Benefit rather than Face Amount at issue.

EXHIBIT B

iii.	Any application may be offered for facultative coverage.

6.	REINSURANCE BASIS: Yearly Renewable Term based on true mortality rating regardless of what the Company charges its insureds.

7.	RATE CRITERIA: The rates set out in the sub-section(s) of Exhibit B shall be used for automatic and facultative reinsurance of any policy covered by this Agreement.

8.	PREMIUM MODE: Reinsurance premiums will be paid monthly in advance. The monthly YRT rate will equal the annual YRT rate in the sub-section(s) of Exhibit B, divided by twelve (12).

9.	AGE BASIS: Nearest

10.	PREMIUM TAX: There shall be no separate reimbursement of Premium Tax.

11.	RATE GUARANTEE:

YRT rates are guaranteed not to exceed the one-year term rate calculated using the appropriate guaranteed interest assumption and the          Commissioner’s Standard Ordinary Smoker/Non-smoker, Sex Distinct Mortality Table. In addition, the Reinsurer guarantees not to raise the YRT rates unless they raise YRT rates by a like amount on all their comparable YRT reinsurance business written during the calendar years while this Agreement is open for new business, or unless the Company raises the cost of insurance charges in which case the Reinsurer would raise its rates proportionally. In addition, this guarantee is contingent upon the Company adhering to the underwriting standards and any other treaty terms that have been presented as part of the basis of this Agreement.

Deficiency Reserves:

The Company and the Reinsurer agree that the terms of this reinsurance have been determined on the mutual assumption that the Reinsurer will not be required to hold any amount of U.S. statutory deficiency reserve amounts by virtue of the assurances provided above. Should the Reinsurer at any time be required to establish or maintain any such deficiency reserve amounts by the insurance regulatory authority in its state of domicile, upon the Reinsurers written notice to the Company thereof, this agreement will be automatically modified and amended to delete the provision above.

12.	MINIMUM FINAL CESSION: $

13.

RATES APPLICABLE TO INCREASES: First year reinsurance premium rates and allowances shall apply to the amount of a non-contractual increase that was granted subject to the Company’s full new business underwriting rules.

14.

YRT RATES FOR CONVERSIONS: The policy arising from the conversion shall continue on the same set of YRT rates as used for the original cession using the issue age and current duration of the original policy. The convertibility period of an STERM policy is on or before the expiry date of the policy.

15.	RECAPTURE IN FORCE PERIOD:

                     (    ) Years for Single Life and Joint Life policies

EXHIBIT B

16.	NET AMOUNTS AT RISK:

For Death Benefit Option 1, the Net Amount at Risk is defined as the base face amount plus rider face amount (if any) plus paid-up additions and/or one-year term additions (if any) less policy fund value.

For Death Benefit Option 2, the Net Amount at Risk is defined as the base face amount plus rider face amount (if any) plus paid-up additions and/or one-year term additions (if any).

For Death Benefit Option 3, the Net Amount at Risk is defined as the base face amount plus rider face amount (if any) plus the premium account less policy fund value (for cash accumulator only).

17.	LOANS AND DIVIDENDS: The Reinsurer shall not participate in policy loans nor be liable for any dividend payments.

18.

RETURN OF PREMIUM RIDER (ROP): For products issued with a Return of Premium Rider, and which also include No Lapse Guarantee protection, the Return of Premium benefit amount is protected by the No Lapse Guarantee. The protection period will be either the first                      (    ) policy years, or alternatively, the period required by local statute. After the first                      (    ) years, (or other period required by local statute), if the cash value of the policy is calculated to be zero or less, the Return of Premium death benefit will be suspended from the total death benefit of the policy. If there is a claim during the suspension period, the Company will not pay the Return of Premium death benefit. Consequently, the Company will not pay any premiums to the Reinsurer in respect of this benefit during the suspension period.

If the Return of Premium death benefit is reinstated (subject to standard reinstatement provisions) the Company will not pay the Reinsurer premiums that would have been charged during the suspension period. The Company will pay the prospective premiums to the Reinsurer from the effective date the death benefit is reinstated.

For cases that are ceded automatically, the Company will ensure that the total amount ceded to the Reinsurer will never exceed the maximum amount, as outlined in Exhibit D.

19.	INCREASING PLANS/RIDERS (INCLUDING ROP):

Non-Contractual Increase:

a.	Manulife Legacy Product

Policy increases subject to new underwriting evidence will be considered new business and such increases will only be ceded to this pool if the pool remains open to other new business.

b.	John Hancock Legacy Product

Policy increases subject to new underwriting evidence will be considered new business and will be reinsured under this pool, at the same share and using the same set of rates as the original policy, regardless of whether this pool is open or closed to other new business.

c.	John Hancock Product

Policy increases subject to new underwriting evidence will be considered new business and will be reinsured under this pool, at the same share and using the same set of rates as the original policy, regardless of whether this pool is open or closed to other new business.

EXHIBIT B

Contractual Increase:

If life insurance on a reinsured policy is increased and the increase is subject to new underwriting evidence, then the increase of life insurance on the reinsured policy will be administered the same as the issuance of a new policy.

If life insurance on a reinsured policy is increased and the increase is not subject to new underwriting evidence, the Reinsurer will automatically accept this increase if the following criterion are met;

i.)	The increase(s) are scheduled and known at issue; or

ii.)	The maximum increase has been capped at issue; and

iii.)	The total amount of reinsurance including the reinsurance required on the increases shall not exceed the Reinsurer’s Automatic Acceptance Limits outlined in Exhibit D.

For such increases the Company shall provide the Reinsurer with the ultimate death benefit amount of the increasing policy. The ultimate death benefit amount plus the in-force and pending formal application with all companies without deducting the amount to be replaced on the life insured shall not exceed the Jumbo limit, outlined in Exhibit D. Any routine and financial underwriting shall be based on the ultimate death benefit amount and the reinsurance rates applied to the increasing policy shall be based on the original issue age, duration since issuance of the original policy and the original underwriting classification.

Other increases not subject to new underwriting evidence are not allowed under this Agreement.

Note: The above clause does not apply to increases attributable to maintain the eligibility of a policy as life insurance under the Internal Revenue Services (IRS) tax rules.

EXHIBIT B-I

SINGLE LIFE

INSTRUCTIONS FOR ADMINISTRATION -YRT PREMIUM RATES

1.	The Company will indicate to the Reinsurer the underwriting classification of all policies reinsured hereunder.

2.	The life reinsurance rates are shown on a per thousand dollar basis and shall be calculated using the Table. The rates are shown on a per thousand dollar basis.

The appropriate percentage of the attached rates, indicated in the following table, will be applied to single life policies.

Underwriting Class	Rate as a function of Table

3.

(i) MULTIPLE EXTRAS: For substandard risks issued at table ratings for the Company’s non-interest sensitive products reinsured hereunder, the attached standard YRT rates apply. Multiply the rates by the appropriate mortality factor to determine the reinsurance premium.

Percentage Rating	Table Rating	Percentage Rating	Table Rating
100%	00	325%	09
125%	01	350%	10
150%	02	375%	11
175%	03	400%	12
200%	04	425%	13
225%	05	450%	14
250%	06	475%	15
275%	07	500%	16
300%	08

EXHIBIT B-I

(ii) MULTIPLE EXTRAS: For substandard risks issued at table ratings for the Company’s interest sensitive products reinsured hereunder, the attached standard rates apply. The rates are increased by twenty-five percent (25%) for each table of substandard mortality and are adjusted for multiple table extras using the following formula:

YRTraterated = 1000 x { min[1-(1-YRTrateunrated /1000)multiple rating , 1] }

* the multiple rating is expressed as a decimal, i.e., if it is a 250% rating, then 2.5 is used.

4.	FLAT EXTRAS: On all cessions, the due proportion of any extra premiums payable on account of additional mortality risk shall be payable to the Reinsurer.

5.	ALLOWANCES ON FLAT EXTRAS:

Temporary Flat Extras (Less Than Or Equal To 5 Years):

        % of the flat extras per $1,000 are added to the appropriate single life YRT rate (i.e., net of the ____% reinsurance allowance for temporary flat extras).

Permanent Flat Extras (Or Temporary Flat Extras Greater Than 5 Years):

        % of the flat extras per $1,000 are added to the appropriate single life YRT rate(s) in year 1, and         % of the flat extras per $1,000 are added to the appropriate single life YRT rate(s) in renewal years (i.e., net of         % reinsurance allowance for first year and net of         % reinsurance allowance for renewal years for permanent flat extras).

6.	MATURITY EXTENSION FEATURE:

At attained age 100, all reinsurance premiums cease.

EXHIBIT B-II

SURVIVORSHIP LIFE

INSTRUCTIONS FOR ADMINISTRATION -YRT PREMIUM RATES

1.	The Company will indicate to the Reinsurer the underwriting classification of all policies reinsured hereunder.

2.	The life reinsurance rates are shown on a per thousand dollar basis and shall be calculated as follows:

(i)	Choose the appropriate single life YRT rates per $1,000, which vary by gender, issue age, and underwriting class.

(ii)	Multiply the Table by the appropriate percentage as follows:

Underwriting Class	Rate as a function of Table

(iii)	“Blend” the two single life YRT rates using the Frasierization calculation.

(iv)	For renewal years, take the larger of $ per $1,000 or the YRT rate developed in (i) to (iii) above.

3.

(i) MULTIPLE EXTRAS: For substandard risks issued at table ratings for the Company’s non-interest sensitive products reinsured hereunder, the attached standard YRT rates apply. Multiply the rates by the appropriate mortality factor below. The single life rates are adjusted with the appropriate multiple extras prior to the Frasierization calculation.

Percentage Rating	Table Rating	Percentage Rating	Table Rating
100%	00	325%	09
125%	01	350%	10
150%	02	375%	11
175%	03	400%	12
200%	04	425%	13
225%	05	450%	14
250%	06	475%	15
275%	07	500%	16
300%	08

EXHIBIT B-II

(ii) MULTIPLE EXTRAS: YRT rates are increased by 25% for each table of substandard mortality. For Survivorship life business, the single life rates are adjusted with the appropriate multiple extras prior to the application of the Frasierization calculation.

Single Life YRT rates for Interest Sensitive Products are adjusted for multiple table extras using the following formula:

YRTraterated = 1000 x { min[1-(1-YRTrateunrated /1000)multiple rating , 1] }

* the multiple rating is expressed as a decimal, i.e., if it is a 250% rating, then 2.5 is used.

The single life rates are adjusted with the appropriate multiple extras prior to the Frasierization calculation.

4.	FLAT EXTRAS: The single life YRT rates are adjusted for any flat extras.

5.	ALLOWANCES ON FLAT EXTRAS:

Temporary Flat Extras (Less Than Or Equal To 5 Years):

        % of the flat extras per $1,000 are added to the appropriate single life YRT rate(s) prior to the application of the Frasierization calculation (i.e., net of         % reinsurance allowance for temporary flat extras).

Permanent Flat Extras (Or Temporary Flat Extras Greater Than 5 Years):

        % of the flat extras per $1,000 are added to the appropriate single life YRT rate(s) in year 1, and         % of the flat extras per $1,000 are added to the appropriate single life YRT rate(s) in renewal years, prior to the application of the Frasierization calculation (i.e., net of         % reinsurance allowance for first year and net of         % reinsurance allowance for renewal years for permanent flat extras).

6.	MATURITY EXTENSION FEATURE:

At attained age 100 of the younger or surviving life (as applicable to the original policy form), all reinsurance premiums cease.

EXHIBIT C

RETENTION LIMITS

Individual Life Corporate Retention Limits Per Life:

Issue Age	Standard or better	Tbl. 1 – Tbl. 4	Tbl. 5 – Tbl. 8	Tbl. 9 – Tbl. 16

Survivorship Life Corporate Retention Limits:

a.	If both lives are age – , then retention equals the sum of the individual lives’ retention limits, not to exceed a maximum of $ .

b.

If one of the lives is age         –         or is uninsurable and the other life is age          or younger, the maximum retention limit is $                     (the sum of the individual lives’ retention limits). This retention is based on the mortality rating of both lives.

c.	If both lives are age – , the maximum retention is $ (the sum of the individual lives’ retention limits). This retention is based on the mortality rating of both lives.

d.	If one life on a survivorship exceeds the maximum mortality for his/her age or is uninsurable, the maximum retention is the single life retention that is available for the healthy life.

EXHIBIT D

AUTOMATIC LIMITS

AUTOMATIC REINSURANCE POOL CAPACITY:

The following chart outlines the automatic pool capacity only. The Company’s retention is not included in these amounts. The following limits for the Automatic Reinsurance Pool Capacity apply to policies within the JUMBO limit. If the limits for the Automatic Reinsurance Pool Capacity are exceeded, the Company can submit the whole risk to reinsurers on a Facultative basis.

Individual Automatic Limits:

Issue Age	Standard or better	Tbl. 1 – Tbl. 4	Tbl. 5 – Tbl. 8	Tbl. 9 – Tbl. 16

Survivorship Automatic Limits (based on the better life):

Issue Age	Standard or better	Tbl. 1 – Tbl. 4	Tbl. 5 – Tbl. 8	Tbl. 9 – Tbl. 16

THE REINSURER’S AUTOMATIC ACCEPTANCE LIMITS

Individual Automatic Limits:

Issue Age	Standard or better	Tbl. 1 – Tbl. 4	Tbl. 5 – Tbl. 8	Tbl. 9 – Tbl. 16

Survivorship Automatic Limits (based on the better life):

Issue Age	Standard or better	Tbl. 1 – Tbl. 4	Tbl. 5 – Tbl. 8	Tbl. 9 – Tbl. 16

EXHIBIT D

Notes:

•	If the Company’s retention is reduced for discretionary reasons notification shall be sent to the Reinsurer and the Reinsurer may proportionately reduce the automatic binding limit.

•	Foreign Travel Details:

The following applies to US citizens or permanent residents living abroad for up to a maximum of                      (    ) years. This includes residents of Guam, Puerto Rico and US Virgin Islands. They must be permanent US residents prior to the travel and be returning to permanent resident status within                      (    ) years.

Jumbo Limit: $

Auto Binding Limit: $

Issue Ages:         -

Underwriting Classes: Table          (         percent) or better

•	Foreign Nationals Details:

This section applies to policies solicited and issued in the U.S. only and excludes any country listed on the U.S. State Department warning list found at www.travel.state.gov/travel/warnings_current.html on business underwritten as of the underwriting commitment date.

The following applies to residents of foreign countries (listed below).

Jumbo Limit: $

Auto Binding Limit: $

Issue Ages:         -

Underwriting Classes: Table          (         percent) or better

Note: Automatic business is not allowed for any listed country with a travel warning in effect.

•	Foreign Travel Underwriting

The Reinsurer acknowledges that the Company is required to conform to state law requirements governing consideration of past and/or future lawful travel in its underwriting policies and procedures, and the Reinsurer will not decline business ceded to the automatic reinsurance pool under this Agreement that has been underwritten in conformity with these requirements.

•	Country List

1.
2.
3.
4.
5.
6.
7.
8.

EXHIBIT D

Jumbo Limits:

The Jumbo Limit is defined as the total amount in-force and pending formal applications with all companies, without deducting the amounts to be replaced.

Issue Age	Jumbo Limits
-	$
-	$

Formal applications are any direct life insurance companies’ fully completed applications for life insurance signed by all applicable parties, dated and witnessed.

EXHIBIT E

REINSURANCE REPORTS

DATA NOTIFICATION: The Company shall send to the Reinsurer reports, in substantial compliance with the Society of Actuaries Guidelines, at the times indicated below:

Report	Frequency	Due Date
Billing Statement (by Treaty, totals by Reinsurer )	_____________	( ) days after period due

Reinsurance Policy Exhibit (Summary of movement during the past period)	_____________	( ) days after period due

Reinsurance Listing In-Force Report	_____________	( ) days after period due

Net Amount at Risk & Premiums	_____________	( ) days after period due

Total Reserves (when required) (Summary)	_____________	( ) days after period due

Initial Notice of Claim	_____________	( ) days after period due

Statement of Claims Incurred (New Claims for the Month)	_____________	( ) days after period due

Statement of Reinsured Claims Collected (Claims Netted off the Current Statement)	_____________	( ) days after period due

Increasing Risk – Ultimate Death Benefit Report	_____________	( ) days after period due

EXHIBIT E

NOTIFICATION OF ACCEPTANCE OF FACULTATIVE OFFER: The Company will advise the Reinsurer of its acceptance of the Reinsurer’s underwriting decision pertaining to facultative business by sending written notice to the Reinsurer within                  (    ) days of receipt of such offer. The full details of the facultative new business shall be outlined on the Company’s Policy Detail Report.

ERRORS AND OMISSIONS: Should any items be inadvertently omitted from or entered in error on a reinsurance report, such omissions or errors shall not affect the liability of the Reinsurer in regard to any cession and the mistakes shall be rectified upon discovery. This does not waive any rights outlined in Article IX.

THE REINSURER’S RATINGS: The Company may annually request the most recent credit rating reports on the Reinsurer issued by Standard & Poor’s and/ /or A.M. Best Company. These credit reports done by the credit agency should include sections that indicate the assigned rating for the Reinsurer, the rationale for the rating, the outlook for the Reinsurer and a business and financial profile.

RESERVES:

Quarter End Reserves: The Company shall advise the Reinsurer within              (    ) working days of the end of each quarter, of the amount of reserves calculated on the reinsurance in force under this Agreement, as of the end of the preceding quarter. Any estimated figures provided should be confirmed by actual reserve figures.

Year End Reserves: By February 15th of each year, the Company’s valuation actuary shall certify the amount of reserves calculated on the reinsurance in force under this Agreement as of December 31st of the preceding year.

YRT Deficiency Reserves: If deficiency reserves are required to be held by the Company on any reinsured policy, the entire amount of any such reserve will be established and held by the Company.

EXHIBIT F

DAC TAX ELECTION

Method of Exchanging Information

The Reinsurer and the Company agree to the DAC Tax Election and accordingly will exchange information in the following manner:

1.	The Company will submit a Schedule to the Reinsurer by May 1st, of each year, of its calculation of the net consideration (as referred to in Article XII) for the preceding calendar year.

2.

The Reinsurer, in turn, will complete the Schedule by indicating acceptance of the Company’s calculations of the net consideration or by noting any discrepancies. The Reinsurer will return the completed Schedule to the Company by June 1st, of each year.

3.

If there are any discrepancies between the Company’s and the Reinsurer’s calculation of the net consideration, the parties will act in good faith to resolve the discrepancies by July 1st, of each year.

EXHIBIT G

LEAD REINSURER

Responsibility of Lead Reinsurer

The Lead Reinsurer for underwriting purposes is                                         .

The Company may contact the Lead Reinsurer verbally or in writing on a case that otherwise falls within the automatic binding parameters when a second opinion of a medical, non-medical or financial nature is desired. The Company shall recommend a rating or course of action, and request that the Lead Reinsurer concur with that recommendation, thereby binding all pool members.

In addition to making a decision to bind all pool members, the Lead Reinsurer may alternatively agree to accept their pool share only, recommend an alternate decision that would be acceptable to the pool, or recommend that the case be submitted facultatively to all pool members.

Cases outside of the pool automatic binding limits will be handled on a traditional facultative basis as set forth in this Agreement.

APPLICABLE AUTOBIND LIMITS:

Maximum age

Maximum face amount: Domestic cases $

Foreign Residence/Travel cases to countries listed $

APPLICABLE JUMBO LIMITS:

Domestic cases $                    ; Foreign Residence/Travel cases to countries listed $

EXHIBIT H

ROUTINE UNDERWRITING REQUIREMENTS

EXHIBIT I

UNDERWRITING CRETERIA

Item 26 (g) Reinsurance Contracts

In reliance with Rule 483(d)(2), this schedule sets forth the documents omitted from Item 26(g) of Form N-6.

Reinsurer Name	Effective Date of Agreement
Generali USA Life Reinsurance Company	January 1, 2005
Munich American Reassurance Company	January 1, 2005
Optimum Reassurance Inc.	January 1, 2005
Transamerica Financial Life Insurance Company	January 1, 2005
Hannover Life Reassurance Company of America	January 19, 2005
Swiss Re Life & Health America inc.	January 19, 2005